Exhibit 4.1

7.00% Series B Cumulative Redeemable Perpetual Preferred Stock, Par Value $0.01

Number	Shares
JCAP PR B
CUSIP 476405 204
INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND	SEE REVERSE FOR IMPORTANT NOTICE ON TRANSFER RESTRICTIONS AND OTHER INFORMATION

THIS CERTIFIES THAT
is the owner of

FULLY PAID AND NONASSESSABLE SHARES OF 7.00% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK, $0.01 PAR VALUE PER SHARE OF

JERNIGAN CAPITAL, INC.

(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney upon the surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments or supplements thereto. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers.

Dated:

General Counsel and Secretary	Chairman and Chief Executive Officer

COUNTERSIGNED AND REGISTERED:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
TRANSFER AGENT AND REGISTRAR,

BY _________________________________
AUTHORIZED SIGNATURE

JERNIGAN CAPITAL, INC.

The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, including the Articles Supplementary designating the terms of the Series B Cumulative Redeemable Perpetual Preferred Stock, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.

The shares of Series B Cumulative Redeemable Perpetual Preferred Stock represented by this Certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, including the Articles Supplementary for the Series B Cumulative Redeemable Perpetual Preferred Stock, (i) no Person may Beneficially Own or Constructively Own shares of any class or series of Capital Stock of the Corporation in excess of the Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code; (iii) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than one hundred (100) Persons (determined without reference to any rules of attribution); (iv) no Person may Beneficially Own or Constructively Own shares of the Capital Stock of the Corporation that would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code; and (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would otherwise cause the Corporation to fail to qualify as a REIT under the Code. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock which causes or may cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice to the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii), (iv) or (v) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iii) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the Ownership Limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Capital Stock. All capitalized terms in this legend have the meanings given to them in the Charter of the Corporation, as the same may be amended and supplemented from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common	UNIF GIFT MIN ACT		Custodian
TEN ENT	- as tenants by the entireties		(Cust)		(Minor)
JT TEN	- as joint tenants with right of survivorship and not as tenants in common		Under Uniform Gifts to Minors Act _____________________ (State)

Additional abbreviations may also be used though not in the above list.

	For Value received,		hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address, including zip code, of assignee

___________________ shares of the 7.00% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share, of the Corporation represented by the within Certificate, and do hereby irrevocably constitute and appoint _______________________________________________________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

		NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.